EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements of Endocare, Inc. pertaining to the 1995 Stock Plan and 1995 Director Option Plan (Form S-8 No. 333-30405 and No. 333-79785), 1995 Stock Plan (Form S-8 No. 333-52486), Special Option Grant to Mr. John Cracchiolo Pursuant to a Written Compensation Agreement (Form S-8 No. 333-81846), and the 2001 Long Term Incentive and Stock Option Plan (Form S-8 No. 333-84926), of our report dated March 10, 2004, with respect to the consolidated financial statements and schedule of Endocare, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/ ERNST & YOUNG LLP

Los Angeles, California
March 10, 2004